Exhibit 99.1

Jeff Housenbold Resignation Letter

Dear Board of Directors,

It is with bittersweet feelings that I hereby resign as President & CEO of Shutterfly, and as a Board member, effective February 19, 2016 or such later date as we file our Form 10-K for the year ending December 31, 2015, but in any event no later than March 15, 2016.  After eleven years as CEO, the time has come to recharge my batteries, reconnect with friends & family, nourish my soul and find a new career adventure.  Over the next few months, I am committed to helping ensure a smooth transition — leading the team during the busy fourth quarter, delivering our 2015 earnings announcement and 10-K and assisting the Board in finding my successor.  As I recently outlined on our earnings call, I am very confident the team will deliver record revenue, EBITDA, and Free Cash Flow during Q4 and Fiscal Year 2015 and that SFLY 3.0’s rollout in early 2016 will set the stage for the next leg of growth for the Company.

I am honored and privileged to have served as CEO of this great company.  My entire career has been driven by the desire to create, grow, inspire, and touch people’s lives in a high impact and sustainable way.  I am grateful to have fulfilled that desire at Shutterfly while helping to promote a company culture recognized as one of the best and most diverse in the country.  When I joined Shutterfly, we had just one consumer brand, 103 employees, $54 million in revenue, 6% market share, high revenue concentration with 68% of sales derived from 4x6 prints, and a $100 million valuation.  Today as the 5th largest standalone ecommerce company in America, Shutterfly has grown to a portfolio of seven premium lifestyle brands along with a fast-growing enterprise business.  Our team consists of more than 2,000 amazing full-time members and more than 5,000 temporary workers who will deliver more than $1 billion in annual revenue and have helped to sell more than $5 billion of products since our founding.   Our annual revenues are 8 times the size of our closest online competitor and 4x6 prints now represent approximately 3% of revenue reflecting our successful product diversification.  All leading to our enterprise value increasing by over seventeen times.

Shutterfly’ s success would not have been possible without the assistance and dedication of those who believed in our great Company.  First, I would like to highlight my deep appreciation for the tens of millions of customers who have trusted us with more than thirty billion of their most precious memories.  I am so thankful that they come to our family of brands to create, share, and preserve their most important moments and in doing so deepened their sense of connection with those that matter most in their lives.  Second, I want to thank all Shutterfly employees who have been part of this amazing journey.  They are immensely talented and I feel incredibly fortunate that they have honored me and Shutterfly by choosing to spend their precious time here, building a high performance great place to work.  Together, and against all odds, we accomplished what few thought was possible — creating a formidable competitor to some of the largest retail and technology companies in the world.  We pioneered and continued to lead our industry by developing the most innovative, intuitive and highest quality products and services, with trend-forward designs and best-in-class customer service, while delivering the largest profit margins in our industry.  Perhaps more than anything else, I am proud of the time, passion and energy the team donated to the Shutterfly Foundation and for touching the hearts and changing the lives of those less fortunate than ourselves.

Third, I would like to thank the Board of Directors.  You serve with the highest integrity, have given your time willingly and have always advised with the greatest care while fulfilling your fiduciary responsibilities to our shareholders.  A few special callouts to our Chairman, Phil Marineau, who unselfishly imparted his wisdom and challenged me to be my best; to Nancy Schoendorf who convinced me to leave eBay and take a chance to turn around a small start-up and build a successful public company; to Eric Keller who served in his role as Audit Chairman with great sagacity and dedication; and to Jim Clark who took a gamble on a first time thirty-five year old CEO more than a decade ago to create his fourth billion dollar company.

Last, but certainly not least, I would like to thank my family.  Starting with my three boys who at 14, 11 and 10 years old, have grown up alongside Shutterfly and who endured being some of the most photographed kids in the country.  Most importantly, I want to express my most heartfelt appreciation to my wife Ruth, who sacrificed so much personally by allowing me to give the majority of my attention and energy towards my passion of being an entrepreneur.  Ruth’s unwavering understanding about all that it takes to be a Chief Executive Officer afforded me the ability to give my all to Shutterfly.

While I won’t be part of Shutterfly after February, I will always bleed orange (PMS 1655 to be exact) and cheer on the Company and our team, knowing that their sense of inventiveness, commitment to quality, customer-first attitude and steadfast sense of right and wrong will lead to further greatness.  You can expect me to continue to be one of Shutterfly’ s best customers and, from time to time, I’m sure I won’t be able to resist sharing some of my ideas for new products and services.

As you’ve heard me say many times, happiness is being grateful for what you have and I’m truly grateful for my team’s commitment, camaraderie, loyalty, collective accomplishments and love over the past 44 quarters.  I am confident they will continue to make the world a better place by helping people share life’s joy.

With one last cheers,

House